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                                                                   Exhibit(p)1.a

                                CODE OF ETHICS OF
                   AMERICAN NATIONAL INVESTMENT ACCOUNTS, INC.

     The Board of Directors of the AMERICAN NATIONAL INVESTMENT ACCOUNTS, INC. (the "Fund"), a registered investment company, has adopted the following Code of Ethics ("Code"), designed to prevent persons to which it applies from employing devises, schemes, or artifices to defraud the Fund, making untrue statements of material facts to the Fund, or such statements which are misleading due to the omission to state material facts, engaging in acts, practices or courses of business which operate or would operate as a fraud or deceit upon the Fund, or engaging in any manipulative practice with respect to the Fund, and to institute procedures reasonably necessary to prevent violations of the provisions of this Code.

STATEMENT OF GENERAL PRINCIPLES

     This Code is based on the principle that the officers, directors and employees of the Fund owe a fiduciary duty to the shareholders of the Fund to place the shareholder's interest first and to conduct their personal securities transactions in a manner which does not interfere with Fund portfolio transactions or otherwise take unfair advantage of their relationship to the Fund. Persons covered by this Code must adhere to this general principle as well as comply with the Code's specific provisions. It bears emphasis that this Code does not attempt to identify all possible conflicts of interest and technical or literal compliance with the Code's specific provisions will not automatically insulate from scrutiny trades which show a pattern of abuse of the individual's fiduciary duties to the Fund or a portfolio within the Fund.

     Furthermore, officers, directors and employees of the Fund's investment adviser, American National Investment Accounts, Inc. ("ANIA") are governed by ANIA's Code of Ethics and the Corporate Policies and Conflict of Interest and Sensitive Transaction Policies of ANIA's parent, American National Insurance Company.

                                 CODE OF ETHICS

SECTION 1.     DEFINITIONS

     This Code uses certain terms which are defined as follows:

1. "FUND" means American National Investment Accounts, Inc. transaction or any access person to which the Code applies is related.

2. "ACCESS PERSON" means any director, officer, general partner or advisory person of the Fund or of the Fund's investment adviser.

3.   "ADVISORY PERSON" means --

          (a) any employee of the Fund or the Fund's investment adviser (or any company in a control relationship to the Fund or the Fund's adviser), who, in connection with his/her regular functions and duties, makes, participates in, or obtains current information regarding the purchase or sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and

          (b) any natural person in a control relationship to the Fund or the Fund's investment adviser who obtains current information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

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          THE TERM "ADVISORY PERSON" SHALL NOT INCLUDE AN EMPLOYEE OF THE FUND
          OR OTHER COMPANY IN A CONTROL RELATIONSHIP TO THE FUND WHO ASSISTS IN THE PREPARATION OF OR RECEIVES PUBLIC REPORTS, BUT WHO RECEIVES NO INFORMATION ABOUT CURRENT RECOMMENDATIONS TO OR TRADING BY THE FUND. THE TERM "ADVISORY PERSON" SHALL NOT INCLUDE AN EMPLOYEE OF A COMPANY IN A CONTROL RELATIONSHIP TO THE FUND WHERE SUCH EMPLOYEE IS COVERED BY A CODE OF ETHICS OF SUCH COMPANY, WHICH CODE IS REQUIRED BY AND COMPLIES WITH THE PROVISIONS OF RULE 17(j)-1 OF THE SECURITIES AND EXCHANGE COMMISSION.

4. A Covered Security is "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell a security has been made and communicated in any manner to the Fund, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

5. "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities and Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to ALL securities (ie: whether or not issued by a company registered pursuant to Section 12 of the Securities and Exchange
     Act) which an access person has or acquires.(1)

6. "CONTROL" shall mean the power to exercise a controlling influence over the management or policies of the Fund unless such power is solely the result of an official position with the Fund, and shall be interpreted in accordance with the provisions of Section 2(a)(9) of the Investment Company Act of 1940.(2)

7. "COVERED SECURITY" means any note, stock, securities future, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

     The term "Covered Security" shall not include direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high qualify short-term debt instruments, including repurchase agreements and shares of registered open-end investment companies.

8. "INDEPENDENT DIRECTOR" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.(3) , and who would be required to make a report under Section 4 of this Code solely by reason of being a director of the Fund.

9.   "INVESTMENT PERSONNEL"  means --

          (a) any employee of the Fund or ANIA, or of any company in a control relationship to the Fund or ANIA, who, in connection with his/her regular duties or functions, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund,

          (b) any natural person who controls the Fund or ANIA and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

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10.  "PORTFOLIO MANAGER means the person or persons primarily responsible for the day-to-day management of a Fund's portfolio.

11. "PURCHASE OR SALE OF A COVERED SECURITY" includes, but is not limited to, the writing of an option to purchase or sell a covered security.

12.  SECURITY HELD OR TO BE ACQUIRED means --

          (a)  Any Covered Security which, within the most recent 15 days --

               (i)  Is or has been held by the Fund, or

               (ii) Is being or has been considered by the Fund or ANIA for purchase by the Fund, and

          (b) Any option to purchase or sell, and any securities convertible into or exchangeable for, a Covered Security described under (a) above.

SECTION 2.     EXEMPTED TRANSACTIONS

The prohibitions of Section 3 of this Code shall not apply to:

1. Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

2. Purchases or sales of securities which are not eligible for purchase or sale by the Fund.

3. Purchases or sales which are non-volitional on the part of either the access person or the Fund.

4.   Purchases which are part of an automatic dividend reinvestment plan.

5. Purchases effected upon the exercise of rights issued by an issuer prorata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

6. Purchases or sales which receive the prior approval of the President and Chief Executive Officer of the Fund because they are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund. Such approval shall be given or confirmed, IN WRITING, which shall specify upon which of the foregoing grounds the approval is given.

SECTION 3.     PERSONAL INVESTING AND INVESTMENT PERSONNEL

PORTFOLIO MANAGERS

Fund portfolio managers and investment personnel must use extreme care to avoid even the appearance of a conflict of interest in trading in any personal account (or an account in which he/she has a beneficial interest). Accordingly, portfolio managers and investment personnel may not trade in (or otherwise acquire) any security for his/her personal account if that same security is held in, or is being considered as a potential acquisition by, any of the Funds managed by the adviser. Any beneficial interest in a security held by a portfolio manager must be sold at least 24 hours prior to any investment by the Funds. The following exceptions apply:

     1. Any beneficial interest in a security owned at the time of employment may be held or traded at any time other than WITHIN 24 HOURS of a trade in the Funds for the same or related security. Dividends in that security may be re-invested in accordance with a formal plan offered by the issuer.

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     2.   Any beneficial interest in a security acquired by devise or bequeath may be held or traded at any time other than within 24 hours of a trade in the Funds for the same or related security.

     3. Any beneficial interest in a security issued by the Government or any Agency of the United States, a State, or any political subdivision thereof may be traded or held.

     4. Any beneficial interest in a security for which a written approval is first obtained from the President & CEO may be traded or held.

     Furthermore, portfolio managers and investment personnel are prohibited from directly or indirectly acquiring any security or beneficial ownership in any security of an initial public offering and MUST RECEIVE PRIOR WRITTEN APPROVAL from the Chief Executive Officer before investing in any private placement securities.

PERSONAL INVESTING BY OTHER ANIA OFFICERS AND EMPLOYEES

Officers and employees of ANIA other than portfolio managers may trade in (or otherwise acquire) or hold any security for his own account (or an account in which he has beneficial interest). However, the trade must not occur within 24 hours of a trade in the Funds for the same or related security.

ALL OTHER ACCESS PERSONS

No access person shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transactions acquires any direct or indirect beneficial ownership and which said person actually knows at the time of such purchase or sale:

          1.   is being considered for purchase or sale by the Fund; or
          2.   is being purchased or sold by the Fund.

SECTION 4.        REPORTING

1.   Every access person shall report to the Fund the information described in
     Section 4.5. of this Code with respect to transactions in any security and which such access person has, or by reason of such transactions acquires, any direct or indirect beneficial ownership in a security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

2. An independent director who is not an "interested person" of the Fund and who would be required to make a report solely by reason of being a Fund director, need only report a transaction in a security if such director, at the time of the transaction, knew, or in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that, DURING THE 15-DAY PERIOD IMMEDIATELY PRECEDING THE DATE OF THE TRANSACTION by the director, such security was purchased or sold by the Fund or was being considered for purchase by its investment adviser.

3. Portfolio managers and investment personnel are required to disclose to the Fund all personal securities holdings at the commencement of employment and are required to instruct their broker to forward copies of all future trade confirmations and account statements directly to the Compliance Officer of ANIA. Transactions will be verified quarterly by the portfolio managers and investment personnel through a review of confirmations received by Compliance.

4. Every access person shall annually report all holdings as of the calendar year-end to ANIA's Compliance Officer.

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5.   REQUIRED REPORTS to be made by Access Persons covering ANY security held:

     INITIAL HOLDINGS REPORTS: must be made within 10 calendar days of becoming an access person and contain the following information --

               (i) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares (for equity securities), and the principal amount (for debt securities) of each covered security involved;

               (ii) the name of the broker, dealer, or bank with or through whom the transaction was effected; and

               (iii) the date that the report is submitted by the access person.

     QUARTERLY HOLDINGS REPORTS: must be made within 10 calendar days of each calendar quarter end and contain the following information --

             With respect to any transactions in an existing account conducted during the quarter --

               (i) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares (for equity securities), and the principal amount (for debt securities) of each covered security involved;

               (ii) the nature of the transaction (ie: purchase, sale, or any other type of acquisition or disposition);

               (iii)  the price at which the transaction was effected;

               (iv) the name of the broker, dealer, or bank with or through whom the transaction was effected; and

               (v) the date that the report is submitted by the access person.

             With respect to any account established during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the access person --

               (i) the name of the broker, dealer or bank with or through whom the account was established;

               (ii)   the date the account was established; and

               (iii) the date that the report is submitted by the access person.

     ANNUAL HOLDINGS REPORTS: must be current as of a date no more than 30 days before the report is submitted and contain the following information --

               (i) the title, the number of shares (for equity securities), and the principal amount (for debt securities) of each covered security in which the access person had any direct or indirect beneficial ownership;

               (ii) the name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

               (iii) the date that the report is submitted by the access person.

6. DISCLAIMER: Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

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7.   DUPLICATE CONFIRMATIONS AND STATEMENTS: All access persons must direct their brokers to supply to the Compliance Officer of ANIA on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

SECTION 5.     DIRECTORSHIPS

Investment personnel shall not serve on the boards of directors of publicly traded companies, absent prior authorization by the President, CEO of ANIA.

SECTION 6.     ANNUAL CERTIFICATIONS

Each access person must certify annually that he or she has --

     1. read and understands the Code and recognizes that he/she is subject to the Code;

     2.   complied with the requirements of the Code, and

     3. disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

SECTION 7.     WHISTLEBLOWER PROTECTION

Employees of the Fund's investment adviser and principal underwriter are encouraged to provide information to the Fund's Audit Committee Chairman or the Fund's legal counsel concerning conduct by an employee of the investment adviser or principal underwriter or officers of the Fund that the person reasonably believes would constitute a violation of the securities laws or a fraud against the shareholders of the Fund. Employees may also submit their concerns regarding questionable accounting or auditing matters to the Fund's Audit Committee Chairman on a confidential and anonymous basis.

Employees who lawfully provide information or assist the Fund in any investigation regarding any conduct that is reasonably believed to constitute securities law violations or fraud against the Fund's shareholders will, at their request, remain anonymous and will not be the subject of any retaliation for furnishing such information.

The reporting of possible misconduct should be mailed confidentially to:

            Mr. Steve Stubbs                  OR    Mr. Jerry Adams, Partner
            Chairman of the Audit Committee         Greer, Herz & Adams, L.L.P.
            514 Poplar Avenue                       One Moody Plaza, 18th Floor
            Philadelphia, MS  39350                 Galveston, Texas 77550

SECTION 8.     SANCTIONS

Upon discovery of a violation of this Code, the Board of Directors of the Fund may impose such sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect to this Code will be reported periodically, in writing, to the Board of Directors of the Fund.

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                                    FOOTNOTES

FOOTNOTE 1.    "Beneficial Ownership" as the term has been construed in the application of Section 16 of the Securities and Exchange Act of 1934, includes securities as to which a person, directly or indirectly, has or shares the powers to vote or direct the voting of such security, the power to dispose, or to direct the disposition of, such security, securities held in the name of his or her spouse and their minor children, any security as to which the person can vest or revest ownership in himself at once or at some future time, securities held in the name of another person if by reason of any contract, understanding, relationship, agreement or other arrangement he obtains benefits substantially equivalent to those of ownership, securities held as trustee where a trustee or members of his immediate family have a vested interest in the income or corpus of the trust, the ownership of a vested beneficial interest in a trust, or ownership of securities of a settlor of a trust in which the settlor has the power to revoke without the consent of all beneficiaries, or an interest as a partner in a partnership which holds any equity securities.

FOOTNOTE 2.    In addition to the definition of "control" set out in the Code,
Section 2(9) of the Investment Company Act of 1940 provides the following guidelines to determine the existence of control:

Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25% of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person within the meaning of this subchapter. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the Commission by order either on its own motion or on application by an interested person.

FOOTNOTE 3.    "Interested Person" as defined by Section 2(19) of the
Investment Company Act of 1940 is defined as follows:

(A)  when used with respect to an investment company:

     (i)    any affiliated person of such company,
     (ii) any member of the immediate family of any natural person who is an affiliated person of such company,
     (iii) any interested person of any investment adviser of or principal underwriter for such company,
     (iv) any person or partner or employee of any person who at any time since the beginning of the last two fiscal years of such company has acted as legal counsel for such company,
     (v) any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such a broker or dealer, and
     (vi) any natural person whom the Commission by order shall have determined to be an interested person by reason of having had, at any time since the beginning of the last two fiscal years of such company, a material business or professional relationship with such company or with the principal executive officer of such company or with any other investment company having the same investment adviser or principal underwriter or with the principal executive officer of such other investment company;

            PROVIDED, That no person shall be deemed to be an interested person of an investment company solely by reason of (aa) his being a member of its board of directors or advisory board or an owner of its securities, or (bb) his membership in the immediate family of any person specified in clause (aa) of this proviso; and

(B) when used with respect to an investment adviser or principal underwriter for any investment company:

     (i) any affiliated person of such investment adviser or principal underwriter,
     (ii) any member of the immediate family of any natural person who is an affiliated person of such investment adviser or principal underwriter,
     (iii) any person who knowingly has any direct or indirect beneficial interest in, or who is designated as trustee, executor, or guardian of any legal interest in, any security issued either by such investment adviser or principal underwriter or by a controlling person of such investment adviser or principal underwriter,
     (iv) any person or partner or employee of any person who at any time since the beginning of the last two fiscal years of such investment company has acted as legal counsel for such investment adviser or principal underwriter,
     (v) any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such a broker or dealer, and
     (vi) any natural person whom the Commission by order shall have determined to be an interested person by reason of having had at any time since the beginning of the last two fiscal years of such investment company a material business or professional relationship with such investment adviser or principal underwriter or with the principal executive officer or any controlling person of such investment adviser or principal underwriter.

            For the purposes of this paragraph (19), "member of the immediate family" means any parent, spouse of a parent, child, spouse of a child, spouse, brother or sister and includes step and adoptive relatives.

            "Affiliated Person" of another person is defined as (i)any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other power; (ii)any person 5% or more of whose outstanding voting securities are directly or indirectly so owned by another; (iii)any person directly or indirectly controlling, controlled by, or under common control with, such other persons; (iv)any officer, director, partner, co-partner, or employee of such other person; and (v)any investment adviser of or member of an advisory board of an investment company.